                                                                      Exhibit 21

                        Internet Gold - Golden Lines Ltd.
                                  Subsidiaries

Name                                Place of Incorporation   Percentage of Ownership
----                                ----------------------   -----------------------
Internet Gold International Ltd.            Israel                     100%
Gold Mind Ltd.                              Israel                     100%
IG Vest Ltd.*                               Israel                     100%
Internet Gold Tech-Holdings Ltd.*           Israel                     100%
MSN Israel Ltd.                             Israel                    50.1%
Gold Trade Ltd.                             Israel                   48.27%

     * Inactive.